EXHIBIT 99.1

TPT Global Tech Completes SpeedConnect Asset Acquisition and adding $17M Revenue $3M EBITDA (Unaudited) for $1.75M, Positions for a 5G Rural American Deployment

SAN DIEGO, June 20, 2019/Globewest/ -- TPT Global Tech, Inc. (“TPTG or the Company”) (OTCBB:TPTW) announced today it has completed its $1.75M Asset acquisition of SpeedConnect LLC (“SpeedConnect”) and the assumption of certain liabilities. The Asset Purchase Agreement required a deposit of $500,000, paid as part of entering into the Asset Purchase Agreement and an additional $500,000 paid at closing. In addition, at the time of closing, the Company entered into a Promissory Note to pay SpeedConnect $1,000,000 in two equal installments of $500,000 plus applicable interest at 10% per annum with the first installment payable within 30 days of closing and the second installment payable within 60 days of closing. The Company paid a one lump sum of $750,000 USD and received a $250,000 discount off the remaining $1,000,000 USD Notes Payable to close out the SpeedConnect asset acquisition.

SpeedConnect was founded in 2002 by its CEO John Arthur Ogren and is in its 17th year of operations as a national, predominantly rural, wireless telecommunications residential and commercial Internet Service Provider (ISP). SpeedConnect.com. SpeedConnect’s primary business model is subscription based, monthly reoccurring revenues, from wireless delivered, high-speed Internet connections utilizing its company built and owned national network. SpeedConnect also resells third-party satellite Internet, DSL Internet, IP telephony and DISH TV products. Mr. Ogren will stay on as the CEO of SpeedConnect for TPTG for the next two years.

SpeedConnect is a privately-held Broadband Wireless Access (BWA) provider. Today, SpeedConnect is one of the nation’s largest rural wireless broadband Internet providers which serves approximately 19,000 residential and commercial wireless broadband Internet customers, in Arizona, Idaho, Illinois, Iowa, Michigan, Montana, Nebraska, South Dakota and Texas.

The synergies with TPTG are impressive. The SpeedConnect asset acquisition provides a complete back office, with a billings and collections machine for all products the new combined enterprise may choose to sell, service, warehouse, or deliver. With a TPTG cash infusion, and the SpeedConnect’s 5G deployments across 10 Midwestern States, the new combined enterprise is perfectly positioned to grow its national footprint to 250,000 customers, and hold first place as the nation’s best choice for bridging the digital divide to heartland rural America.

“The strategic decision to close the Speedconnect acquisition early has a positive direct affect on our TPTW Financial statement and accelerates our campaign to launch 5G Technology to rural America and set the stage for TPTG to deliver TV, Internet, Media Content and Phone services across 10 Midwestern states utilizing our proprietary telecom infrastructure and mobile media delivery broadcast platform at the same time creates an opportunity for the company to up list to a major exchange ” said Stephen Thomas CEO TPTG.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT's also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.